EX 99.28(g)(3)

SETTLED SECURITIES CLASS ACTION
SERVICES AGREEMENT
BETWEEN
CURIAN SERIES TRUST
AND
JPMORGAN CHASE BANK, N.A.

INVESTOR SERVICES
jpmorgan.com

[JPMorgan Graphic Omitted]

SETTLED SECURITIES CLASS ACTION SERVICES ADDENDUM

THIS ADDENDUM, dated March 24, 2011 supplements the global custody agreement dated March 24, 2011 (the “Global Custody Agreement”) between JPMorgan Chase Bank, National Association, (“JPMorgan”) and each entity listed on Schedule A thereto (each the “Customer”).

RECITALS

A.	The Customer has requested JPMorgan, and JPMorgan has agreed, to provide certain administrative services with respect to notifications of settled securities class actions; and

B.
The parties wish to supplement the Global Custody Agreement to add such settled securities class actions to the services that JPMorgan will provide to the Customer in accordance with the Global Custody Agreement.

AGREEMENT

1.	The Services.

(a)
JPMorgan will provide the following administrative services (the “Services”) with respect to notifications of U.S. settled securities class actions that JPMorgan may receive from time to time with regard to the Customer’s  accounts listed in Schedule A, as such schedule may be amended from time to time by agreement between the parties in writing (the “Accounts”).  Except as otherwise provided in this Addendum and Schedule 1, JPMorgan will provide the following services:

(i)
except as otherwise provided in this Addendum, preparing and submitting claims and supporting documentation on the Customer’s behalf in respect of settled securities class action notifications in respect of the Securities held in the Customer’s Accounts during the relevant class period;

(ii)
responding to enquiries from settled securities class action administrators arising from the Customer’s participation in settled securities class actions and making changes to the filings of claim forms as needed to address such inquiries. Where additional information is required to make such changes, JPMorgan will promptly contact the Customer;

(iii)	communicating with settled securities class action administrators from time to time, in JPMorgan’s reasonable discretion, with regard to the status of the Customer’s claims and;

(iv)	promptly crediting the Customer’s account upon receipt of claim proceeds from the claims administrator.

(b)
Schedule 1 lists those markets, types of securities class actions and limitations, if any, under which J.P. Morgan provides the Services. J.P. Morgan may from time to time, in J.P. Morgan’s reasonable discretion, modify such Schedule upon notice to Customer.

(c)
Except as otherwise expressly agreed by the parties, the Services shall only be provided in respect of settled securities class action notifications that arise subsequent to the signing of this Addendum.

(d)
When JPMorgan completes and files claim forms on the Customer’s behalf, JPMorgan shall be acting solely in a clerical capacity as the Customer’s agent and JPMorgan shall not be a fiduciary to the Account with respect to the performance of the Services, even though it may act separately as a fiduciary.  J.P. Morgan is not making any representation or warranty as to the advisability of the Customer participating in the settled securities class action; JPMorgan is not representing any view of JPMorgan in relation to the settled securities class action; and JPMorgan is not making any representation or warranty as to the likely outcome of any class action, participation in which is wholly at the Customer’s request and at the Customer’s risk.

(e)
JPMorgan will not file claims in respect of the Customer’s securities transactions whilst such securities were held at other custodians or in a name that was not under the control of JPMorgan during the relevant class period unless otherwise agreed in writing. If the Customer so requests JPMorgan to include such transactions, the Customer represents that such information provided to JPMorgan is true, correct and complete in all material respects and the terms of the Global Custody Agreement shall apply to such transactions.

(f)
J.P. Morgan and its Subcustodians shall not be obliged to file a claim to take any action in any securities action where J.P. Morgan or its Subcustodians reasonably determine such securities class action proceeding does not conform with the standards or market practices prevailing in the relevant market.  JPMorgan will promptly inform the Customer in writing each time it makes such determination.

(g)
Neither JPMorgan nor its Subcustodians shall be obliged to file a claim or take any action in any settled securities class action where such settled securities class action would require JPMorgan or a Subcustodian to file a claim in its own name due to applicable law, regulation or market practice in the relevant market. JPMorgan will promptly inform the Customer in writing each time such a situation arises.

2.	Filing of Claims; Standing Instructions.

(a)
When JPMorgan has received in accordance with market practice a settled securities class action notification, JPMorgan shall, as contemplated by the Global Custody Agreement, research records of Accounts to identify the Customer’s interest, if any, with respect to any such settled securities class action notification and shall notify the Customer of the same by posting such notice on JPMorgan’s website.(b)The Customer shall Instruct JPMorgan prior to its standard cut-off time whether the Customer disagrees with any of the information provided by JPMorgan under Clause 2 (a) or if the Customer does not wish JPMorgan to proceed with filing a claim on the Customer’s behalf.

(b)
Unless JPMorgan has received Instructions not to file a claim on the Customer’s behalf at its central settled securities class actions department by the cut-off time, JPMorgan shall, to the extent possible in such market, be under standing Instructions to complete and file the required claim forms for the particular settled securities class action with the claims administrator.

(c)
JPMorgan shall present with the claim any supporting information that JPMorgan has in its possession and that is required as part of the filing as set out in the settled securities class action notification. JPMorgan shall be authorized to disclose such information regarding the Customer’s Account as may be reasonably required to complete and file claims on the Customer’s behalf.

3.	Responsibilities of the Customer.

(a)	The Customer agrees to provide JPMorgan with such information and documentation as JPMorgan may reasonably require in connection with the Services.

(b)
The Customer acknowledges that in relation to any settled securities class action it is important that only one claim is filed on the Customer’s behalf in respect of a custodial holding or securities transaction. If, in the same settled securities class action, multiple claims are submitted on the Customer’s behalf for the same custodial holding, then all such claims might be rejected by the claims administrator. Therefore, where a claim is to be submitted by JPMorgan as set out in a notification, as provided by this authorisation, no other party should submit a claim on the Customer’s behalf for the same custodial holding or securities transaction in the same settled securities class action and JPMorgan shall have no duty to check whether any other claims have been filed by any third party on the Customer’s behalf in the same settled securities class action. Subject to clause 4, JPMorgan will have no responsibility in the event that a claim is rejected on the basis that a duplicate claim has been filed by the Customer or another party under Customer’s control, or an agent of Customer.

(c)
Should the Customer engage a third party to make a claim on the Customer’s behalf in respect of a custodial holding or securities transaction with JPMorgan, the Customer shall be responsible for instructing JPMorgan not to file a claim on the Customer’s behalf by the deadline referred to in the relevant notification.

4.	Rejected Claims.

In the event that JPMorgan is notified by the claims administrator that it has rejected a claim, JPMorgan will    promptly contact the Customer and discuss, in good faith, how to cure the rejected claim, if possible.

5.	Compensation.

The Customer agrees to pay to JPMorgan for the Services such fees and expenses as set out in Schedule B and as the Customer and JPMorgan may mutually agree in writing from time to time.

6.	Limitation of Liability.

The Customer agrees that JPMorgan’s annual aggregate liability with respect to losses arising out of the Services provided under this Addendum (whether for breach of contract, tort, or otherwise, but excluding losses caused by fraud on the part of JPMorgan) that may be incurred during any calendar year shall not exceed USD 100,000 and that this shall be the Customer’s exclusive remedy.   No action, regardless of form, arising out of or pertaining to the services may be brought more than six years after the cause of action has accrued.

7.	Miscellaneous

(a)
Unless otherwise provided herein, all terms and conditions of the Global Custody Agreement are expressly incorporated herein by reference and except as modified hereby, the Global Custody Agreement is confirmed in all respects. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Global Custody Agreement.

(b)
This Agreement will be construed, regulated, and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum.  The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement.  If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction.  Either of these courts will have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum.  The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by applicable law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby. To the extent that in any jurisdiction Customer may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgement) or other legal process, Customer shall not claim, and it hereby irrevocably waives, such immunity.

(c)
This Addendum may be terminated by either party upon sixty (60) days’ written notice to the other party.  Anything herein to the contrary notwithstanding, if the Global Custody Agreement is terminated, then this Addendum shall automatically terminate on the date such Global Custody Agreement terminates.

IN WITNESS WHEREOF, the parties have executed this Addendum as at the date first above-written.

THE CUSTOMER	JPMORGAN CHASE BANK, N.A.
By: /s/ Susan S. Rhee Name: Susan S. Rhee Title: V.P. Date: March 24, 2011	By: /s/ Paul Larkin Name: Paul Larkin Title: Executive Director Date: March 24, 2011

SCHEDULE A

The Accounts

Curian Series Trust
Curian/PIMCO Income Fund
Curian/PIMCO Total Return Fund
Curian/WMC International Equity Fund

Page

SCHEDULE 1

Scope of Services

The following table shows the markets and types of Class Actions for which JPMorgan will provide the Services for.

MARKET	SETTLED / NOT SETTLED	INSTRUCTION REQUIRED TO PARTICIPATE
U.S.A.	Settled	N